Exhibit 99.2

Imperva Announces Fourth Quarter and Full Year 2013 Financial Results

Fourth Quarter Highlights

•	Total revenue of $42.7 million, up 34% year-over-year

•	Services revenue growth of 42% was driven by the 123% year-over-year increase in subscription revenue

•	Combined product and subscription revenue increased 37% year-over-year

•	The number of deals booked valued over $100,000 increased 43% year-over-year

•	Total deferred revenue at December 31, 2013 increased 36% year-over-year to $63.1 million

Redwood Shores, Calif. – February 6, 2014 – Imperva, Inc. (NYSE: IMPV), pioneering the third pillar of enterprise security with a new layer of protection designed specifically for physical and virtual data centers, today announced financial results for the fourth quarter and full year ended December 31, 2013.

“Our fourth quarter marked a strong finish to the year, highlighted by revenue growth that was above our guidance,” stated Shlomo Kramer, President and Chief Executive Officer of Imperva. “Our performance was driven by the combination of continued demand for our integrated solution and strong growth of combined product and subscription revenues. We also had solid growth across all geographic regions and continued to make progress on leveraging the investments made in our global sales and research and development infrastructure. Looking forward, we remain in position to extend our leadership position and gain share as we execute our comprehensive plan for addressing the security challenges for the cloud.”

Fourth Quarter 2013 Financial Highlights

•	Revenue: Total revenue for the fourth quarter of 2013 was $42.7 million, an increase of 34% compared to $31.8 million in the fourth quarter of 2012. Within total revenue, product revenue was $24.2 million, an increase of 29% compared to the fourth quarter of 2012. Services revenue increased 42% year-over-year to $18.6 million and accounted for 43% of total revenue, up from 41% in the fourth quarter of 2012. Within services revenue, overall subscription revenue grew 123% to $3.8 million, compared to the fourth quarter of 2012. Combined product and subscriptions revenue, a leading indicator of the strength of our business, grew 37% to $27.9 million, compared to the fourth quarter of 2012.

•	Operating Profit (Loss): Operating loss as reported in accordance with U.S. generally accepted accounting principles (GAAP) was $(10.0) million for the fourth quarter compared to a loss of $(0.8) million during the fourth quarter in 2012. GAAP results included stock-based compensation and acquisition-related expenses of $13.0 million for the fourth quarter of 2013 and $2.4 million for the fourth quarter of 2012. Non-GAAP operating profit for the fourth quarter was $3.0 million, compared to $1.5 million during the same period in 2012, excluding the above mentioned charges.

•	Net Profit (Loss): GAAP net loss attributable to Imperva stockholders for the fourth quarter was $(9.4) million, or $(0.38) per share based on 24.7 million weighted average diluted shares outstanding. This compares to GAAP net loss attributable to Imperva stockholders of $(0.7) million, or $(0.03) per share based on 23.6 million weighted average shares outstanding in the prior-year period.

Non-GAAP net income attributable to Imperva stockholders for the fourth quarter of 2013 was $3.0 million, or $0.12 per share based on 25.9 million weighted average diluted shares outstanding, excluding the above mentioned charges. This compares to non-GAAP net income attributable to Imperva stockholders of $1.6 million, or $0.06 per share based on 25.4 million weighted average diluted shares outstanding in the prior-year period.

Both GAAP and non-GAAP profit and loss per share attributable to Imperva stockholders for the fourth quarter ended December 31, 2013 adjust for the loss attributable to Imperva’s non-controlling interest in Incapsula.

•	Balance Sheet: As of December 31, 2013, Imperva had cash, cash equivalents and investments of $115.1 million. Total deferred revenue of $63.1 million increased 36% compared to $46.3 million as of December 31, 2012.

Full Year 2013 Financial Highlights

•	Revenue: Total revenue for 2013 was $137.8 million, an increase of 32% compared to $104.2 million for 2012. Within total revenue, product revenue was $72.2 million, an increase of 21% year-over-year. Services revenue increased 47% year-over-year to $65.6 million and accounted for 48% of total revenue, up from 43% for 2012. Within services revenue, overall subscriptions revenue grew 143% to $11.4 million, compared to 2012. Combined product and subscriptions revenue, a leading indicator of the strength of our business, grew 30% to $83.5 million, compared to 2012.

•	Operating Profit (Loss): Operating loss as reported in accordance with U.S. generally accepted accounting principles (GAAP) was $(25.4) million for 2013 compared to a loss of $(7.1) million during 2012. GAAP results included stock-based compensation and acquisition-related expenses of $22.8 million for 2013 and $6.0 million for 2012. Non-GAAP operating loss for 2013 was $(2.6) million, compared to a loss of $(1.1) million during 2012, excluding the above mentioned charges.

•	Net Profit (Loss): GAAP net loss attributable to Imperva stockholders for 2013 was $(25.2) million, or $(1.04) per share based on 24.3 million weighted average diluted shares outstanding. This compares to GAAP net loss attributable to Imperva stockholders of $(7.4) million, or $(0.32) per share based on 22.9 million weighted average shares outstanding in the prior-year period.

Non-GAAP net loss attributable to Imperva stockholders for 2013 was $(2.9) million, or $(0.12) per share based on 24.3 million weighted average shares outstanding, excluding the above mentioned charges. This compares to non-GAAP net loss attributable to Imperva stockholders of $(1.4) million, or $(0.06) per share based on 22.9 million weighted average shares outstanding in the prior-year period.

Both GAAP and non-GAAP loss per share attributable to Imperva stockholders for the full year ended December 31, 2013 adjust for the loss attributable to Imperva’s non-controlling interest in Incapsula. A reconciliation of GAAP to non-GAAP financial measures has been provided in the financial statement tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

Fourth Quarter and Full Year 2013 Operating Highlights

•	During the fourth quarter of 2013, Imperva added 237 new customers compared to 199 during the fourth quarter of last year. For the full year 2013, the company added 718 new customers, an increase of 30% year-over-year. Imperva now has over 3,000 customers in more than 75 countries around the world.

•	During the fourth quarter of 2013, Imperva booked 136 deals with a value over $100,000, up 43% compared to the fourth quarter of last year. For the full year 2013, the company booked 373 deals with a value over $100,000, an increase of 34% year-over-year.

Business Outlook

The following forward-looking statements reflect expectations as of February 6, 2014. Results may be materially different and could be affected by the factors detailed in this press release and in recent Imperva SEC filings.

First Quarter Expectations – Ending March 31, 2014

Imperva expects total revenue for the first quarter of 2014 to be in the range of $36.0 million to $37.0 million, representing growth in the range of 26% to 29% compared to the same period in 2013. The company expects in the first quarter of 2014 non-GAAP gross margins of approximately 79%. Further, Imperva expects in the first quarter of 2014 non-GAAP operating loss to be in the range of $(8.0) million to $(9.0) million and non-GAAP net loss attributable to Imperva stockholders to be in the range of $(8.5) million to $(9.5) million, or a loss of $(0.33) to $(0.37) per share based on approximately 25.5 million weighted average shares, which excludes stock-based compensation, amortization of intangibles and acquisition-related expenses. The expected operating loss reflects the inclusion of expenses for the acquisitions of both SkyFence and Tomium announced today, as well as accelerated investment in Imperva’s R&D and sales and marketing organizations.

Full Year Expectations – Ending December 31, 2014

Imperva expects total revenue for 2014 to be in the range of $175.0 million to $180.0 million, or up 27% to 31% compared to 2013. Imperva expects 2014 non-GAAP gross margins of approximately 80%. Further, the company expects 2014 non-GAAP operating loss to be in the range of $(19.5) million to $(21.5) million and non-GAAP net loss attributable to Imperva stockholders to be in the range of $(21.0) million to $(23.0) million, or a loss of $(0.78) to $(0.85) per share based on approximately 27.0 million weighted average shares, which excludes stock-based compensation, amortization of intangibles and acquisition-related expenses. Imperva expects capital expenditures for the full year to be in the range of $3.5 million to $4.5 million. Finally, the company expects to generate negative cash flows from operations in 2014. As with the company’s expectations for the first quarter, the expected annual operating loss reflects the inclusion of expenses for the acquisitions of both SkyFence and Tomium Software announced today, as well as accelerated investment in Imperva’s R&D and sales and marketing organizations.

Quarterly Conference Call

Imperva will host a conference call today at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) to review the company’s financial results for the fourth quarter and full year ended December 31, 2013. To access this call, dial 888.481.2882 for the U.S. and Canada or 719.325.2140 for international callers with conference ID #6575221. A live webcast of the conference call will be accessible from the investors page of Imperva’s website at www.imperva.com, and a recording will be archived and accessible at www.imperva.com. An audio replay of this conference call will also be available through February 20, 2014, by dialing 877.870.5176 for the U.S. and Canada, or 858.384.5517 for international callers and entering passcode #6575221.

Non-GAAP Financial Measures

Imperva reports all financial information required in accordance with U.S. generally accepted accounting principles (GAAP). To supplement the Imperva unaudited condensed consolidated financial statements presented in accordance with GAAP, Imperva uses certain non-GAAP measures of financial performance. The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the results of Imperva operations as determined in accordance with GAAP. The non-GAAP financial measures used by Imperva include historical non-GAAP net loss and non-GAAP basic and diluted loss per share. These non-GAAP financial measures exclude stock-based compensation and acquisition-related expenses from the Imperva unaudited condensed consolidated statement of operations.

For a description of these items, including the reasons why management adjusts for them, and reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures, please see the section of the accompanying tables titled “Use of Non-GAAP Financial Information” as well as the related tables that precede it. Imperva may consider whether other significant non-recurring items that arise in the future should also be excluded in calculating the non-GAAP financial measures it uses.

Imperva believes that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding the performance of Imperva by excluding certain items that may not be indicative of the company’s core business, operating results or future outlook. Imperva management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing operating results of Imperva, as well as when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate comparisons of the performance of Imperva to prior periods.

Forward Looking Statements

This press release contains forward-looking statements, including without limitation those regarding Imperva’s “Business Outlook” (“First Quarter Expectations – Ending March 31, 2014” and “Full Year Expectations – Ending December 31, 2014”); Imperva’s belief that it has a comprehensive plan for addressing the security challenges for the cloud and that it will be positioned to extend its leadership position and gain share. These forward-looking statements are subject to material risks and uncertainties that may cause actual results to differ substantially from expectations. Investors should consider important risk factors, which include: the risk that demand for our data center security solutions may not increase and may decrease; the risk that we may not timely introduce new products or versions of our products and that they may not be accepted by the market; the risk that competitors may be perceived by customers to be better positioned to help handle business security threats and protect their businesses from major risk; the risk that the growth of Imperva may be lower than anticipated; and other risks detailed under the caption “Risk Factors” in the company’s Form 10-Q filed with the Securities and Exchange Commission, or the SEC, on November 12, 2013 and the company’s other SEC filings. You can obtain copies of the company’s SEC filings on the SEC’s website at www.sec.gov.

The foregoing information represents the company’s outlook only as of the date of this press release, and Imperva undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, new developments or otherwise.

About Imperva

Imperva, pioneering the third pillar of enterprise security, fills the gaps in endpoint and network security by directly protecting high-value applications and data assets in physical and virtual data centers. With an integrated security platform built specifically for modern threats, Imperva data center security provides the visibility and control needed to neutralize attack, theft, and fraud from inside and outside the organization, mitigate risk, and streamline compliance. Over 3,000 customers in more than 75 countries rely on our SecureSphere® platform to safeguard their business. Imperva is headquartered in Redwood Shores, California. Learn more: www.imperva.com, our blog, on Twitter.

© 2014 Imperva, Inc. All rights reserved. Imperva, the Imperva logo, and SecureSphere are trademarks of Imperva, Inc.

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IMPERVA, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(On a GAAP basis)

(In thousands, except per share amounts)

(Unaudited)

	For the Three Months Ended		For the Year Ended
	Dec 31, 2013	Dec 31, 2012	Dec 31, 2013	Dec 31, 2012

Net revenue:
Products and license	$24,150	$18,717	$72,153	$59,490
Services	18,583	13,102	65,606	44,745

Total net revenue	42,733	31,819	137,759	104,235
Cost of revenue(1):
Products and license	2,540	2,338	8,756	8,530
Services	6,031	4,036	20,940	13,374

Total cost of revenue	8,571	6,374	29,696	21,904

Gross profit	34,162	25,445	108,063	82,331
Operating expenses(1, 2):
Research and development	7,827	5,483	27,556	20,555
Sales and marketing	25,537	16,769	81,500	53,509
General and administrative	10,759	4,035	24,436	15,371

Total operating expenses	44,123	26,287	133,492	89,435

Loss from operations	(9,961)	(842)	(25,429)	(7,104)
Other expense, net	(136)	(117)	(125)	(243)

Loss before provision for income taxes	(10,097)	(959)	(25,554)	(7,347)
Provision for income taxes	74	(97)	777	545

Net loss	(10,171)	(862)	(26,331)	(7,892)
Add: Loss attributable to noncontrolling interest	742	138	1,153	505

Net loss attributable to Imperva, Inc. stockholders	$(9,429)	$(724)	$(25,178)	$(7,387)

Net loss per share of common stock attributable to Imperva, Inc. stockholders, basic and diluted	$(0.38)	$(0.03)	$(1.04)	$(0.32)

Shares used in computing net loss per share of common stock, basic and diluted	24,722	23,605	24,300	22,916

(1) Stock-based compensation expense as included in above:
Cost of revenue	$718	$167	$1,440	$469
Research and development	1,527	468	3,660	1,227
Sales and marketing	3,941	1,178	8,537	2,543
General and administrative	6,450	559	8,857	1,729

Total stock-based compensation expense	$12,636	$2,372	$22,494	$5,968

(2) Acquisition-related expense as included in above:
General and administrative	349	—	349	—

Total acquisition-related expense	$349	$—	$349	$—

IMPERVA, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	As of Dec 31, 2013	As of Dec 31, 2012

Assets
Current assets:
Cash and cash equivalents	$76,704	$59,201
Short-term investments	38,381	43,126
Restricted cash, current	34	591
Accounts receivable, net	44,446	35,576
Inventory	512	328
Deferred tax assets	341	597
Prepaid expenses and other current assets	3,972	4,356

Total current assets	164,390	143,775

Property and equipment, net	5,475	5,515
Severance pay fund	4,140	3,150
Restricted cash	1,252	753
Deferred tax assets	42	—
Other assets	1,192	764

Total assets	$176,491	$153,957

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$3,948	$3,789
Accrued compensation and benefits	12,930	9,258
Accrued and other current liabilities	3,961	4,323
Deferred revenue	40,337	33,609

Total current liabilities	61,176	50,979

Other liabilities	1,993	2,638
Deferred revenue	22,715	12,682
Accrued severance pay	4,385	3,427

Total liabilities	90,269	69,726

Stockholders’ equity:
Common stock	2	2
Additional paid-in capital	187,957	157,989
Accumulated deficit	(98,695)	(73,517)
Accumulated other comprehensive income (loss)	(428)	861

Total Imperva, Inc. stockholders’ equity	88,836	85,335
Noncontrolling interest	(2,614)	(1,104)

Total stockholders’ equity	86,222	84,231

Total liabilities and stockholders’ equity	$176,491	$153,957

IMPERVA, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	For the Year Ended
	Dec 31, 2013	Dec 31, 2012

Cash flows from operating activities:
Net loss	$(26,331)	$(7,892)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	2,642	1,841
Stock-based compensation	22,494	5,968
Amortization of premiums/accretion of discounts on short-term investments	639	496
Excess tax benefits from share-based compensation	—	(19)
Changes in operating assets and liabilities:
Accounts receivable, net	(8,870)	(9,840)
Inventory	(184)	114
Prepaid expenses and other assets	(1,161)	(2,174)
Accounts payable	159	255
Accrued compensation and benefits	3,672	1,767
Accrued and other liabilities	(206)	703
Severance pay, net	(32)	169
Deferred revenue	16,761	13,366
Deferred tax assets	214	(286)
Other	—	(1)

Net cash provided by operating activities	9,797	4,467
Cash flows from investing activities:
Purchase of short-term investments	(38,021)	(58,158)
Proceeds from sales/maturities of short-term investments	42,162	16,305
Net purchases of property and equipment	(2,602)	(3,330)
Change in other assets	—	(400)
Change in restricted cash	58	9

Net cash provided by (used in) investing activities	1,597	(45,574)
Cash flows from financing activities:
Proceeds from issuance of common stock, net of repurchases	6,316	4,211
Excess tax benefits from share-based compensation	—	19

Net cash provided by financing activities	6,316	4,230
Effect of exchange rate changes on cash	(207)	53

Net increase (decrease) in cash and cash equivalents	17,503	(36,824)

Cash and cash equivalents at beginning of period	$59,201	$96,025

Cash and cash equivalents at end of period	$76,704	$59,201

IMPERVA, INC. AND SUBSIDIARIES

(Reconciliation of GAAP to Non-GAAP Measures)

(In thousands, except per share amounts)

(Unaudited)

	For the Three Months Ended		For the Year Ended
	Dec 31, 2013	Dec 31, 2012	Dec 31, 2013	Dec 31, 2012

GAAP operating loss	$(9,961)	$(842)	$(25,429)	$(7,104)
Plus:
Stock-based compensation expense	12,636	2,372	22,494	5,968
Acquisition-related expense	349	—	349	—

Non-GAAP operating income/(loss)	$3,024	$1,530	$(2,586)	$(1,136)

GAAP net loss attributable to Imperva, Inc. stockholders	$(9,429)	$(724)	$(25,178)	$(7,387)
Plus:
Stock-based compensation expense	12,088	2,372	21,946	5,968
Acquisition-related expense	349	—	349	—

Non-GAAP net income/(loss)	$3,008	$1,648	$(2,883)	$(1,419)

Weighted average basic shares outstanding	24,722	23,605	24,300	22,916

Weighted average diluted shares outstanding	25,931	25,363	24,300	22,916

Non-GAAP net income (loss), basic	$0.12	$0.07	$(0.12)	$(0.06)

Non-GAAP net income (loss), diluted	$0.12	$0.06	$(0.12)	$(0.06)

Use of Non-GAAP Financial Information

In addition to the reasons stated above, which are generally applicable to each of the items Imperva excludes from its non-GAAP financial measures, Imperva believes it is appropriate to exclude or give effect to certain items for the following reasons:

Stock-Based Compensation: When evaluating the performance of its consolidated results, Imperva does not consider stock-based compensation charges. Likewise, the Imperva management team excludes stock-based compensation expense from its operating plans. In contrast, the Imperva management team is held accountable for cash-based compensation and such amounts are included in its operating plans. Further, when considering the impact of equity award grants, Imperva places a greater emphasis on overall stockholder dilution rather than the accounting charges associated with such grants.

Acquisition-related charges: GAAP requires expenses to be recognized for various types of events associated with a business acquisition, such as legal, accounting, advisory and other deal related expenses. These expenses vary significantly and are unique to each transaction. Additionally, Imperva does not acquire businesses on a predictable cycle. Imperva recorded these acquisition and other transaction costs as operating expenses when they are incurred. Imperva believes that these acquisition and other transaction costs affect comparability from period to period and that investors benefit from a supplemental non-GAAP financial measure that excludes these expenses.

Imperva excludes stock based compensation and acquisition-related charges from its non-GAAP financial measures primarily because they are expenses that it does not consider part of ongoing operating results when assessing the performance of its business, and the exclusion of these expenses facilitates the comparison of results and business outlook for future periods with results for prior periods in order to better understand the long term performance of its business.

Investor Relations Contact Information

Seth Potter

646.277.1230

IR@imperva.com

Seth.Potter@icrinc.com